EXHIBIT 4.1

BEX PORTFOLIO, INC.

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) is entered into as of April 1, 2014 between BRE Properties, Inc., a Maryland corporation (the “Original Company”), BEX Portfolio, Inc., a Delaware corporation (the “Successor Company”) and a direct subsidiary of Essex Property Trust, Inc., a Maryland corporation (the “Parent Company”), and The Bank of New York Mellon Trust Company, National Association (successor to J.P. Morgan Trust Company, National Association), a bank duly organized and existing under the laws of the United States, as trustee (the “Trustee”), under that certain Indenture, dated as of June 23, 1997 (the “Original Indenture”), as amended and supplemented by that certain First Supplemental Indenture, dated as of April 23, 1998 (the “First Supplemental Indenture”), as further amended and supplemented by that certain Second Supplemental Indenture, dated as of August 15, 2006 (the “Second Supplemental Indenture”), as further amended and supplemented by that certain Third Supplemental Indenture, dated as of November 3, 2006 (the “Third Supplemental Indenture”), and as further amended and supplemented by that certain Fourth Supplemental Indenture, dated as of March 19, 2014 (the “Fourth Supplemental Indenture” and, collectively with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”).

WHEREAS, the Original Company has entered into an Agreement and Plan of Merger, dated as of December 19, 2013, with the Successor Company and the Parent Company, pursuant  to which the Original Company will merge with and into the Successor Company (the “Merger”), with the Successor Company surviving the Merger as a direct subsidiary of the Parent Company;

WHEREAS, pursuant to Section 801 of the Indenture, the Original Company may merge with or into any other Person so long as the conditions set forth in Section 801 have been met, including, upon the consummation of the Merger, that the Successor Company shall expressly assume, by supplemental indenture executed by such successor corporation and delivered by it to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on and all Additional Amounts, if any, payable in respect of, all of the Outstanding Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the other covenants and conditions contained in the Indenture and the Debt Securities to be performed or observed by the Original Company;

WHEREAS, pursuant to Section 901(1) of the Indenture, without the consent of any Holders of Debt Securities, the Original Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to evidence the succession of another Person to the Original Company, and the assumption by any such successor of the covenants of the Original Company contained in the Indenture and the Debt Securities;

WHEREAS, the Original Company has furnished the Trustee, pursuant to Sections 102, 803 and 903 of the Indenture, (i) an Officers’ Certificate and an Opinion of Counsel stating that the Merger and the assumption by the Successor Company complies with the provisions of Article 8 of the Indenture and that all conditions precedent provided for in the Indenture relating to the Merger have been complied with, (ii) an Officers’ Certificate and an Opinion of Counsel stating that this Fifth Supplemental Indenture complies with the requirements of Article 9 of the Indenture and all conditions precedent provided for in the Indenture relating to  this Fifth Supplemental Indenture have been complied with, and (iii) a copy of the Board Resolutions authorizing the execution of the Fifth Supplemental Indenture;

WHEREAS, as a result of the Merger, the Original Company desires and has requested the Trustee join with it and the Successor Company in entering into this Fifth Supplemental Indenture for the purpose of supplementing the Indenture to evidence the succession of the Successor Company to the Original Company and to provide for the assumption by the Successor Company of the covenants of the Original Company contained in the Indenture and the Debt Securities; and

WHEREAS, the Original Company and the Successor Company have duly authorized the execution and delivery of this Fifth Supplemental Indenture and have done all things necessary to make this Fifth Supplemental Indenture a valid agreement of the parties hereto, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Debt Securities, the Original Company, the Successor Company and the Trustee agree as follows:

Article One

Definitions and Other Provisions of General Application

Section 101.  Definitions.    Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

Section 102.   Effects of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 103.   Successors and Assigns.  All covenants and agreements in this Fifth Supplemental Indenture by the Original Company and the Successor Company shall bind their successors and assigns, whether so expressed or not.

Section 104.  Separability Clause.  In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 105.  Benefits of Indenture.  Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Debt Security Registrar, any Paying Agent, any Authenticating Agent and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Fifth Supplemental Indenture.

Section 106.  Governing Law.  This Fifth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.  This Fifth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Fifth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 107.  Effectiveness.  This Fifth Supplemental Indenture shall take effect upon the effectiveness of the Merger.

Section 108.  Relation to the Original Indenture. This Fifth Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Debt Securities issued thereunder shall continue in full force and effect.

Section 109.  Concerning the Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture or to the recitals contained herein.

Section 110.  Counterparts.  This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

Article Two

Assumption of Obligations

Section 201.  Assumption of Obligations.  As required by Section 801 of the Indenture, as and from the effective time of the Merger, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on and all Additional Amounts, if any, payable in respect of, all of the Outstanding Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the other covenants and conditions contained in the Indenture and the Debt Securities to be performed or observed by the Original Company.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the day and year first above written.

BRE PROPERTIES, INC.
as Original Company

By:  /s/ Constance B. Moore
Name: Constance B. Moore
Title: President and Chief Executive Officer

BEX PORTFOLIO, INC.
as Successor Company

By:  /s/ Mark J. Mikl
Name:  Mark J. Mikl
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:  /s/ Melonee Young
Name: Melonee Young
Title:  Vice President